Exhibit 10.2

RESCISSION AGREEMENT

This Rescission Agreement ("Agreement") is entered into on this 14th day of December 2017, by and between Koo'Toor Design, Inc. a Nevada corporation ("Koo'Toor"), Satel, Inc. ("Satel"), a privately held California corporation, Ruben Gonzales, an individual, and Richard Hylen, an individual.

WHEREAS, Koo'Toor and Satel entered into an Agreement of Purchase and Sale ("Purchase Agreement") on May 31, 2017, wherein the following was contemplated: (1) Ruben Gonzales resigned his positions as sole officer and director of Koo'Toor; (2) Mr. Gonzales returned 60,000,000 shares of Koo'Toor to treasury for cancellation; (3) Satel purchased Koo'Toor; (4) Richard Hylen (sole officer and director of Satel) was appointed the sole Director and Officer of Koo'Toor; and (5) 100% of the business of Satel would be acquired by Koo'Toor, in exchange for 45,000,000 Shares of Koo'Toor's Common Shares, which were to be issued to Richard Hylen.

WHEREAS, because the transaction has not been completed, Koo'Toor, Satel, Mr. Hylen and Mr. Gonzales each wish to rescind the Purchase Agreement in full and return the corporate and shareholder structure of Koo'Toor to its original state, just prior to contemplation of the Purchase Agreement.

WHEREAS, Mr. Hylen introduced Shareholders to invest in Koo'Toor and Koo'Toor does hereby rescind those shareholder subscriptions.

WHEREAS, the parties have agreed to rescind the Purchase Agreement in accordance with Paragraph 10 of the Purchase Agreement, and once executed, neither will have any further obligations, one to the other, than those set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Rescission of Agreement of Purchase and Sale.  Mr. Richard Hylen, Koo'Toor, Mr. Ruben Gonzales, and Satel do hereby agree to terminate and rescind the Agreement of Purchase and Sale entered into on May 31, 2017, between Koo'Toor and Satel on or before December 20, 2017.

2. Resignation. Mr. Richard Hylen does hereby resign as President, CEO, Secretary, Treasurer, and Director of Koo'Toor, effective upon execution of this Agreement, and Mr. Ruben Gonzales shall be appointed President, CEO, Secretary, Treasurer, and Director of Koo'Too, effective upon execution of this Agreement.

3. Rescission of Shareholder's Subscription Agreements.  Mr. Hylen sought out friends and family to invest in Koo'Toor. In conjunction with the rescission of the Agreement entered into between Koo'Toor and Satel, Koo'Toor does hereby rescind the Shareholder's Subscription Agreements of Mr. Hylen's friends and family.  Because the money collected from the Friends and Family Shareholders of Mr. Hylen has been spent to further the business interests of Satel, those Shareholders shall receive Shares of Satel and not Shares of Koo'Toor.

4. Koo'Toor's Books and Records. Other than Bank Statements generated from May 31, 2017 to present, Mr. Hylen represents that there are no Koo"Toor books and records in his possession or under his control that necessitate return to the Company. Mr. Hylen agrees to turn over any Bank Statements in his possession from the time he entered into the Agreement of Purchase and Sale, and to turn over access to the Bank Account to Mr. Gonzales.

5. Condition of Koo'Toor. Mr. Hylen represents and warrants that upon rescission of the Purchase Agreement, Koo'Toor shall be in the same condition as when Mr. Hylen took control on May 31, 2017, and:

(a)	That there have been no material changes, other than the changes contemplated in the Purchase Agreement, in the structure of Koo'Toor, and that there have been no material agreements entered into; and
(b)	That the Notes entered into between Mr. Gonzales and Koo'Toor Design shall be canceled immediately upon execution of this Agreement.

6. Indemnification, Remedies, Survival

6.1 Certain Definitions. For the purposes of this Section, the terms "Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, fines and reasonable attorney, accountant and other professional fees and expenses of an amount not less than $5,000, but excluding any indirect, consequential or punitive damages suffered by Satel or Koo'Toor, including damages for lost profits or loss of business opportunities.

6.2 Koo'Toor Indemnity.  Koo'Toor shall and does hereby indemnify, defend, and hold harmless Satel, its shareholders, officers, directors, advisors, assignees, and heirs from, against and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Satel and its shareholders by reason of, resulting from, based upon or arising out of:

(A)	Any breach by Koo'Toor of this Agreement; or

(B)
Any misstatement, misrepresentation or breach of the representations and warranties made by Koo'Toor and contained in or made pursuant to this Agreement, any Koo'Toor Document or any certificate or other instrument delivered pursuant to this Agreement.

6.3 Satel Indemnity.  Satel shall and does hereby indemnify, defend, and hold harmless Koo'Toor, its shareholders, officers, directors, advisors, assignees, and heirs from, against and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Koo'Toor and its shareholders by reason of, resulting from, based upon or arising out of:

(A)	Any breach by Satel of this Agreement; or

(B)
Any misstatement, misrepresentation or breach of the representations and warranties of Satel and contained in or made pursuant to this Agreement, any Satel Document or any certificate or other instrument delivered pursuant to this Agreement.

7. Miscellaneous

7.1 Notices. All notices, requests, and other communications shall be deemed to be duly given if sent by confirmed facsimile transmission, email or receipted overnight courier addressed to the other party at the address as set forth below:

7.2 Binding Effect. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the Parties hereto any rights or benefits hereunder.

7.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

7.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document. Any signature page delivered by a fax machine, telecopy machine or electronic mail shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original signed counterpart to any party which requests it.

7.5 Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflict of laws principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located within the State of Nevada in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

7.6 Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

7.7 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

7.8 Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

7.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

7.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

7.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

7.12 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof. All negotiations among the Parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

The undersigned, by signing below, acknowledge that they have read, understood and agree to the terms set forth in this Rescission Agreement and set their signatures to the Agreement understanding that Koo'Toor Design will return to the position it was in prior Agreement entered into on May 31, 2017, as if the transaction was not contemplated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

KOO'TOOR DESIGN, Inc	RUBEN GONZALES

/s/Richard Hylen	/s/Ruben Gonzales
Richard Hylen, CEO/Director	Ruben Gonzales

SATEL, Inc.	RICHARD HYLEN

/s/Richard Hylen	/s/Richard Hylen
Richard Hylen	Richard Hylen